Exhibit 10.3
Employment Agreement
     This Employment Agreement (the “Agreement”) is made and entered into effective as of July 25, 2007 (the “Effective Date”) by and between Innovive Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Steven Kelly (“Employee”), a resident of New York. This Agreement is being executed contemporaneously with the Nonsolicitation, Nondisclosure and Developments Agreement attached hereto as Exhibit A (the “NNDA”). This Agreement supersedes the Employment Agreement dated June 2, 2004 between the parties hereto.
     NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto enter into this Agreement and agree as follows.
     1. DUTIES. Employee shall perform all assigned duties competently, diligently and efficiently and shall follow the reasonable and lawful instructions and directions of the Board of Directors of the Company. Employee shall serve as President and Chief Executive Officer of the Company and will be a full-time employee of the Company and shall devote all of his professional time to his duties. The Company will use its best efforts to have Employee elected to the Board of Directors at all times he serves as Chief Executive Officer.
     2. COMPENSATION.
     (a) Salary. The Company will pay Employee for services rendered hereunder at the rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per year, less all applicable local, state and federal taxes and any other deductions required by law or properly authorized by Employee, payable in accordance with the Company’s usual payroll practices (the “Base Pay”), which amount may be increased or decreased from time to time by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Base Pay will be retroactive to June 2, 2007.
     (b) Guaranteed Bonus. The Company will pay Employee a guaranteed annual bonus of $50,000, payable for the first year of this contract on the date hereof and payable for each subsequent year on the first business day of July.
     (c) Annual Bonus. Employee will be eligible for a performance-based bonus of up to fifty percent (50%) of Base Pay at the discretion of the Committee.
     (d) Grant of Stock Option. In consideration of his continued service, Employee will be granted an option to purchase Two Hundred Twenty Five Thousand (225,000) shares of the Company’s common stock, half at $4.00 per share and half at $5.00 per share. Such option shall be an incentive stock option to the extent eligible under the Internal Revenue Code of 1986, as amended. Such option shall vest and become exercisable as to one third of such shares on the one-year anniversary of the date of this Agreement and thereafter shall vest in twenty four (24) equal monthly installments, provided in each case Employee remains an employee of the Company on such dates.
     (e) Eligibility for Annual Awards. Employee shall be eligible for annual grants of stock options, performance shares, stock appreciation rights or such other equity or performance based awards as determined by the Committee in its discretion.
     3. OTHER BENEFITS. Employee may participate in any of the Company’s benefit plans or programs available to similarly situated employees, provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of any such plans and programs, some of which are in the plan administrator’s discretion as they may exist from time to time. Employee shall be eligible for twenty (20) days of paid vacation per calendar year. Employee shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.
     4. RESTRICTIVE COVENANTS.
   (a) Employee agrees that, while employed or retained by the Company in any capacity and for a period of one (1) year following the termination of Employee’s employment relationship with the Company, regardless of the reason for such termination (unless such termination resulted from the Company’s decision to cease operations other than in connection with a disposition of its assets for value), Employee shall observe the following separate and independent covenants:
     (i) Noncompetition. Employee shall not, without the prior written consent of the Committee, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity that is in competition in the geographical area set forth below with any of the products being developed, marketed, distributed, sold or otherwise provided by the Company in the fields of oncology and hematology. Employee’s ownership of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

     Employee acknowledges that the nature of the Company’s business and the services he renders to the Company are such that it would be unfair to permit him to perform services for or otherwise engage in any competing business during the period specified in Section 4(a) regardless of the location in the United States (or, if the United States is too broad, then the State of New York), and that such activity is appropriately prohibited by this Section 4(a) throughout the United States (or, if the United States is too broad, then the State of New York).
     (ii) Nonsolicitation of the Company’s Strategic Partners. Employee will not, without the prior written consent of the Committee, on Employee’s own behalf or in the service or on behalf of others, solicit, divert, or attempt to solicit or divert, for the purpose of providing the “Covered Products” (as defined below), any entity or individual who was a licensee, licensor or strategic partner of the Company during the last twelve (12) months that Employee was employed or retained by the Company. For purposes of this Agreement, the “Covered Products” are defined as products that are competitive with or similar in purpose or function to the Company’s products in the field of oncology. Notwithstanding the foregoing, nothing in this subparagraph (ii) shall be construed to limit the scope or generality of subsection (i) above.
     (iii) Nonsolicitation of Employees. Employee will not, without the prior written consent of the Committee, on Employee’s own behalf or in the service or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person then employed by the Company or employed by the Company within the twelve (12) month period prior to such solicitation, diversion or hiring, whether or not such employee is a full-time or a temporary employee of the Company, whether or not such employment is pursuant to written agreement, and whether or not such employment is at will.
     (b) Employee acknowledges and agrees that the time and territory of the restrictive covenants contained in this Section are necessary for the protection of the Company’s legitimate business interests and do not unfairly restrict Employee’s ability to hold gainful employment.
     5. RIGHT TO INJUNCTION. The parties agree that any breach of this Agreement by either of them will cause irreparable damage to the other party. In the event of such breach or threatened breach, each of the parties shall have, in addition to any and all remedies at law, the right to an injunction, specific performance and other equitable relief to prevent the violation of the other party’s obligations hereunder.
     6. CONSIDERATION TO EMPLOYEE. In consideration of Employee’s execution of this Agreement, the Company agrees to (a) employ Employee, subject to Section 7 below, and (b) upon his termination by the Company without “Cause” (as defined below) or termination of employment by Employee for “Good Reason” (as defined below), (i) pay to Employee an amount equal to six (6) months Base Pay, which shall be payable either upon termination of Employee’s employment with the Company or on the Company’s regular payroll schedule, at the sole option of the Company, (ii) continue to pay for Employee’s health insurance (or reimburse Employee for the premiums payable by Employee with respect to health insurance in an amount equal to that paid by the Company immediately prior to such termination of employment) for a period of six (6) months from such termination and (iii) all stock options, restricted stock and other equity rights subject to any time-based vesting or restrictions shall immediately vest and such restrictions shall lapse. Any payments required to be made by the Company pursuant to this Section 6 shall be reduced by any applicable withholdings for taxes and other withholdings authorized by Employee or required by law and shall be conditioned upon Employee executing and delivering (and not revoking) a separation agreement satisfactory in form and content to the Company providing for, among other things, mutual non-disparagement, a release of all claims by Employee against the Company and a reaffirmation of the restrictive covenants set forth in this Agreement.
     For the purposes of this Agreement, “Cause” is defined as (i) any material breach by Employee of this Agreement or the NNDA, which breach is not cured, if susceptible to cure, within five (5) days after written notice to Employee; (ii) Employee ‘s gross neglect of duty, which failure continues for more than five (5) days after written notice to Employee; (iii) willful or reckless misconduct by Employee which is materially injurious to Company; (iv) indictment of Employee under a felony charge or commission of a criminal act by Employee that results in an active sentence of at least thirty (30) days imprisonment; or (v) any act by Employee which is a grossly negligent or an intentional violation of the Company’s policies or rules, including without limitation any act of harassment. For purposes of this Agreement, “Good Reason” is defined as (i) a reduction of Base Pay below that amount set forth in Section 2 hereof without Employee’s consent or without a similar percentage decrease for all employees of a similar level; (ii) relocation of Employee outside of a 50-mile radius of the Company’s current location in New York, New York without Employee’s consent (reasonably required travel outside of such area shall not constitute the relocation of Employee), or (iii) a material reduction in Employee’s duties without Employee’s consent, provided that a change in Employee’s specific title or duties will not constitute Good Reason so long as following any such change Employee’s title and duties are commensurate with a position as a key employee as such term is generally understood.
     Upon termination of Employee’s employment with the Company, Employee shall be entitled to receive payment for all accrued and unpaid Base Pay. Eligibility and timing of payment of unreimbursed expenses will be pursuant to the Company’s then-prevailing policies.
     7. EMPLOYMENT AT-WILL. Employee understands and agrees that this Agreement does not create an obligation of the Company to continue Employee’s employment for any defined period of time, and that Employee’s employment relationship with the Company may be terminated by the Company or by Employee at any time for any or no reason with or without cause.
     8. WAIVERS. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
     9. SEVERABILITY. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist. The terms of this Agreement will control over any conflicting terms in the NNDA.
     10. SURVIVAL. Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination of this Agreement and Employee’s employment regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.
     11. ASSIGNABILITY; AMENDMENT; TERMINATION OF PRIOR AGREEMENT. The term “Company” shall include the company named on the first page of this Agreement and any of its subsidiaries, subdivisions or affiliates. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns. This Agreement may not be assigned by Employee without the prior written consent of the Company. This Agreement may be amended only in a writing signed by each of the parties hereto.
     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. This Agreement may be executed in counterparts.
[The Next Page is the Signature Page]

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:

Signature: (SEAL)
Steven Kelly

COMPANY:

Innovive Pharmaceuticals, Inc.

By:

J. Gregory Jester, CFO